Exhibit 12.1

DINEEQUITY, INC.
Computation of Consolidated Leverage Ratio and Consolidated Cash Interest Coverage Ratio
Trailing Twelve Months Ended March 31, 2013
(in thousands, except ratios)

Consolidated Leverage Ratio Calculation:
Financial Covenant Debt (1)	$1,352,207
Consolidated EBITDA (1)	288,261
Consolidated Leverage Ratio	4.7
Consolidated Interest Coverage Ratio Calculation:
Consolidated EBITDA (1)	$288,261
Consolidated Cash Interest Charges (1)	115,642
Consolidated Interest Coverage Ratio	2.5

(1)          Definitions of all components used in calculating the above ratios are found in the Credit Agreement, dated October 8, 2010, filed as Exhibit 10.2 to our Current Report on Form 8-K filed on October 21, 2010.